Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-297506 333-297506-01

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 20, 2026
Nomura America Finance, LLC $ Callable Contingent Coupon Index-Linked Notes due 2031 guaranteed by Nomura Holdings, Inc.

Payment at Maturity: The amount that you will be paid on your notes at maturity, if they have not been redeemed by us, in addition to the final coupon, if any, is based on the performance of the underlier with the lowest underlier return. You could lose your entire investment in the notes.

Coupon Payments: The notes will pay a contingent monthly coupon on a coupon payment date if the closing level of each underlier is greater than or equal to its coupon trigger level on the related coupon observation date.

Company’s Redemption Right: Prior to the stated maturity date, we may redeem your notes at our option on any coupon payment date commencing on December 3, 2026.

The terms included in the “Key Terms” table below are expected to be as indicated, but such terms will be set on the trade date. You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of Nomura America Finance, LLC and Nomura Holdings, Inc. See page PS-10.

Key Terms
Issuer / Guarantor:	Nomura America Finance, LLC / Nomura Holdings, Inc.
Aggregate face amount:	$
Cash settlement amount:	subject to the early redemption feature, on the stated maturity date, in addition to any coupon then due, the issuer will pay, for each $1,000 face amount of the notes, an amount in cash equal to:
• if the final underlier level of each underlier is greater than or equal to its trigger buffer level: $1,000; or
• if the final underlier level of any underlier is less than its trigger buffer level:
$1,000 + ($1,000 × the least performing underlier return)
Underliers:	the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”), the Russell 2000® Index (current Bloomberg symbol: “RTY Index”), and the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”)
Coupon trigger level:	for each underlier, 70% of its initial underlier level (rounded to two decimal places with respect to the SX5E and the NDX, and three decimal places with respect to the RTY)
Trigger buffer level:	for each underlier, 60% of its initial underlier level (rounded to two decimal places with respect to the SX5E and the NDX, and three decimal places with respect to the RTY)
Initial underlier level:	with respect to an underlier, an intra-day level or the closing level of such underlier on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date*
Closing level:	the closing level of an underlier, as published on Bloomberg L.P. (“Bloomberg”)
Underlier return:	with respect to an underlier: (its final underlier level - its initial underlier level) / its initial underlier level
Least performing underlier return:	the underlier return of the least performing underlier (the underlier with the lowest underlier return)
Calculation agent:	Nomura Securities International, Inc.
CUSIP / ISIN:	65541KUP7 / US65541KUP73

* subject to adjustment as described in the accompanying product prospectus supplement

Investing in the notes involves significant risks, including Nomura America Finance, LLC and Nomura Holdings, Inc.’s credit risk. You should carefully consider the risk factors under “Selected Risk Factors” beginning on page PS-9 of this pricing supplement, under “Additional Risk Factors Specific to the Notes” beginning on page PS-18 of the accompanying product prospectus supplement, under “Risk Factors” beginning on page 6 in the accompanying prospectus and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is expected to be between $954.80 and $984.80 per $1,000 face amount, which is expected to be less than the original issue price.

The expected delivery of the notes will be made against payment therefor on or about the original issue date.

The notes will be unsecured obligations of Nomura America Finance, LLC. Nomura America Finance, LLC is not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Original issue price	Underwriting discount(1)	Net proceeds to the issuer
Per Note	100.00% of the face amount	Up to 0.80%	At least 99.20%
Total	$	$	$

(1) See “Supplemental Plan of Distribution.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

August   , 2026

Key Terms (continued)
Coupon:

subject to the early redemption feature, on each coupon payment date, the issuer will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to:

•     if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level: $10.459 (1.0459% monthly, or the potential for up to approximately 12.55% per annum); or

•     if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level: $0

Early redemption feature:

The notes may be redeemed by the issuer at its option, in whole but not in part, on each coupon payment date commencing on December 3, 2026 and ending on July 31, 2031, for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to $1,000 (along with any coupon then due).

If the issuer chooses to exercise the issuer’s redemption right, it will notify the holder of this note (The Depository Trust Company) and the trustee by giving at least two business days’ prior notice. We will have no independent obligation to notify you directly. The day the issuer gives the notice, which will be a business day, will be the redemption notice date and the immediately following coupon payment date, which the company will state in the redemption notice, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the July 31, 2031 coupon payment date. A redemption notice, once given, shall be irrevocable.

Trade date:	expected to be August 28, 2026
Original issue date:	expected to be September 2, 2026
Determination date:	the last coupon observation date, expected to be August 28, 2031*
Stated maturity date:	expected to be September 3, 2031*

Coupon observation dates*	Coupon payment dates*
September 28, 2026	October 1, 2026
October 28, 2026	November 2, 2026
November 30, 2026	December 3, 2026
December 28, 2026	December 31, 2026
January 28, 2027	February 2, 2027
March 1, 2027	March 4, 2027
March 30, 2027	April 2, 2027
April 28, 2027	May 3, 2027
May 28, 2027	June 3, 2027
June 28, 2027	July 1, 2027
July 28, 2027	August 2, 2027
August 30, 2027	September 2, 2027
September 28, 2027	October 1, 2027
October 28, 2027	November 2, 2027
November 29, 2027	December 2, 2027
December 28, 2027	December 31, 2027
January 28, 2028	February 2, 2028
February 28, 2028	March 2, 2028
March 28, 2028	March 31, 2028
April 28, 2028	May 4, 2028
May 30, 2028	June 2, 2028
June 28, 2028	July 3, 2028
July 28, 2028	August 2, 2028
August 28, 2028	August 31, 2028
September 28, 2028	October 3, 2028
October 30, 2028	November 2, 2028
November 28, 2028	December 1, 2028
December 28, 2028	January 3, 2029
January 29, 2029	February 1, 2029
February 28, 2029	March 5, 2029
March 28, 2029	April 4, 2029
April 30, 2029	May 4, 2029
May 29, 2029	June 1, 2029
June 28, 2029	July 3, 2029
July 30, 2029	August 2, 2029
August 28, 2029	August 31, 2029
September 28, 2029	October 3, 2029
October 29, 2029	November 1, 2029
November 28, 2029	December 3, 2029
December 28, 2029	January 3, 2030
January 28, 2030	January 31, 2030
February 28, 2030	March 5, 2030
March 28, 2030	April 2, 2030
April 29, 2030	May 3, 2030

May 28, 2030	May 31, 2030
June 28, 2030	July 3, 2030
July 29, 2030	August 1, 2030
August 28, 2030	September 3, 2030
September 30, 2030	October 3, 2030
October 28, 2030	October 31, 2030
November 29, 2030	December 4, 2030
December 30, 2030	January 3, 2031
January 28, 2031	January 31, 2031
February 28, 2031	March 5, 2031
March 28, 2031	April 2, 2031
April 28, 2031	May 2, 2031
May 28, 2031	June 2, 2031
June 30, 2031	July 3, 2031
July 28, 2031	July 31, 2031
August 28, 2031	September 3, 2031

* subject to adjustment as described in the accompanying product prospectus supplement

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Nomura America Finance, LLC may use this prospectus in the initial sale of the notes. In addition, Nomura Securities International, Inc. or any other affiliate of Nomura America Finance, LLC may use this prospectus in a market-making transaction in a note after its initial sale. Unless Nomura America Finance, LLC or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ADDITIONAL INFORMATION
You should read this pricing supplement together with the prospectus, dated July 16, 2026 (the “prospectus”), the product prospectus supplement, dated July 16, 2026 (the “product prospectus supplement”) and the equity index product prospectus supplement, dated July 16, 2026 (the “equity index product prospectus supplement”) relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict between the terms of this pricing supplement and the terms of the prospectus, the product prospectus supplement or the equity index product prospectus supplement, the terms of this pricing supplement will control.
This pricing supplement, together with the prospectus, the product prospectus supplement and the equity index product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, and under “Selected Risk Factors” beginning on page PS-9 of this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.
We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.
You may access the prospectus, the product prospectus supplement and the equity index product prospectus supplement on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows:
• Prospectus dated July 16, 2026:
https://www.sec.gov/Archives/edgar/data/1383951/000110465926084292/tm2619954-3_424b3.htm
• Product Prospectus Supplement dated July 16, 2026:
https://www.sec.gov/Archives/edgar/data/1383951/000110465926084314/tm2619530d11_424b3.htm
• Equity Index Product Prospectus Supplement dated July 16, 2026:
https://www.sec.gov/Archives/edgar/data/1383951/000110465926084315/tm2619530d26_424b3.htm
Some of the terms or features described in the listed documents may not apply to your notes.

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product prospectus supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Prospectus Supplement Term	Pricing Supplement Term
redemption settlement date	redemption date
contingent coupon barrier	coupon trigger level
final valuation date	determination date
initial valuation date	trade date
principal amount	face amount
reference asset	underlier
reference asset performance	underlier return
reference asset sponsor	underlier sponsor
scheduled trading day	trading day
closing value	closing level
initial value	initial underlier level
final value	final underlier level
barrier percentage	trigger buffer level

Market Disruption Event

The following description supersedes the market disruption event disclosure in “General Terms of the Notes — Market Disruption Events — Reference Assets Consisting of an Index” in the accompanying product prospectus supplement:

Any of the following will be a market disruption event with respect to any underlier:

•	a suspension, absence or material limitation of trading in the underlying securities of such underlier constituting 20% or more, by weight, of the applicable underlier on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in the relevant equity market or markets, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in options or futures contracts relating to such underlier or to underlying securities constituting 20% or more, by weight, of such underlier, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	underlying securities constituting 20% or more, by weight, of such underlier, or options or futures contracts relating to such underlier or to underlying securities constituting 20% or more, by weight, of such underlier, if available, do not trade on what were the respective primary markets for those underlying securities or contracts, as determined by the calculation agent in its sole discretion;

and, in the case of any of these events, the calculation agent determines in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes. For more information about hedging by us or our affiliates, see “Use of Proceeds and Hedging” in the accompanying product prospectus supplement.

The following events will not be market disruption events with respect to any underlier:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the options or futures contracts relating to such underlier or any underlying security.

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. The examples should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that the various hypothetical closing levels of the underliers on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that the various hypothetical closing levels of the least performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant and are not intended to predict the closing levels of the underliers.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date or date of early redemption. If you sell your notes in a secondary market prior to a the stated maturity date or date of early redemption, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of Nomura America Finance, LLC, as issuer, and the creditworthiness of Nomura Holdings, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$10.459 (1.0459% monthly, or the potential for up to approximately 12.55% per annum)
Coupon trigger level	with respect to each underlier, 70% of its initial underlier level
Trigger buffer level	with respect to each underlier, 60% of its initial underlier level

The notes are not redeemed, unless otherwise indicated below
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or the originally scheduled determination date
No change in or affecting any of the stocks comprising an underlier or the method by which the applicable underlier sponsor calculates any underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date or date of early redemption

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

Hypothetical Coupon Payments
The examples below show the hypothetical coupon, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Coupon Observation Date	Hypothetical Closing Level of the EURO STOXX 50® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Russell 2000® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Nasdaq- 100 Index® (as Percentage of Initial Underlier Level)	Hypothetical Coupon
1	130.000%	75.000%	65.000%	$0.000
2	69.000%	130.000%	135.000%	$0.000
3	85.000%	75.000%	87.000%	$10.459
4	65.000%	60.000%	65.000%	$0.000
5	65.000%	68.000%	30.000%	$0.000
6	90.000%	55.000%	95.000%	$0.000
7	100.000%	82.000%	110.000%	$10.459
8	110.000%	105.000%	50.000%	$0.000
9	50.000%	69.000%	55.000%	$0.000
10	65.000%	55.000%	65.000%	$0.000
11	55.000%	65.000%	30.000%	$0.000
12-60	65.000%	60.000%	50.000%	$0.000
			Total Hypothetical Coupons	$20.918

In Scenario 1, the hypothetical closing level of each underlier has increased or decreased relative to the initial underlier level on each hypothetical coupon observation date. On the coupon payment dates relating to coupon observation dates on which the hypothetical closing level of each underlier is greater than or equal to its coupon trigger level, you will receive a coupon payment. However, on the coupon payment dates relating to coupon observation dates on which the hypothetical closing level of at least one underlier is less than its coupon trigger level, you will not receive a coupon payment.

Scenario 2

Coupon Observation Date	Hypothetical Closing Level of the EURO STOXX 50® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Russell 2000® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Nasdaq- 100 Index® (as Percentage of Initial Underlier Level)	Hypothetical Coupon
1	130.000%	60.000%	65.000%	$0.000
2	90.000%	65.000%	125.000%	$0.000
3	90.000%	65.000%	82.000%	$0.000
4	90.000%	135.000%	65.000%	$0.000
5	90.000%	65.000%	65.000%	$0.000
6	90.000%	70.000%	65.000%	$0.000
7	50.000%	60.000%	105.000%	$0.000
8	110.000%	50.000%	83.000%	$0.000
9	50.000%	60.000%	55.000%	$0.000
10	65.000%	55.000%	65.000%	$0.000
11	55.000%	65.000%	30.000%	$0.000
12-60	65.000%	60.000%	50.000%	$0.000
			Total Hypothetical Coupons	$0.000

In Scenario 2, the hypothetical closing level of each underlier has increased or decreased relative to the initial underlier level on each hypothetical coupon observation date. However, you will not receive a coupon payment on any coupon payment date because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon trigger level. The overall return you earn on your notes will be less than zero.

Scenario 3

Coupon Observation Date	Hypothetical Closing Level of the EURO STOXX 50® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Russell 2000® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Nasdaq- 100 Index® (as Percentage of Initial Underlier Level)	Hypothetical Coupon
1	60.000%	60.000%	65.000%	$0.000
2	65.000%	55.000%	60.000%	$0.000
3	110.000%	105.000%	105.000%	$10.459
			Total Hypothetical Coupons	$10.459

In Scenario 3, the hypothetical closing level of each underlier is less than its coupon trigger level on the first two hypothetical coupon observation dates, but increases to a level that is greater than its initial underlier level on the third hypothetical coupon observation date. Further, we also exercise our early redemption right with respect to a redemption on the third hypothetical coupon payment date (which is also the first hypothetical date with respect to which we could exercise such right). Therefore, on the third coupon payment date (the redemption date), in addition to the coupon payment, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Hypothetical Payment at Maturity
If the notes are not redeemed, the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the least performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been redeemed and does not include the final coupon, if any. If the final underlier level of the least performing underlier is less than its coupon trigger level, you will not be paid a final coupon at maturity.
The levels in the left column of the table below represent hypothetical final underlier levels of the least performing underlier and are expressed as percentages of the initial underlier level of the least performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the least performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the least performing underlier and the assumptions noted above.

The Notes Have Not Been Redeemed
Hypothetical Final Underlier Level of the Least Performing Underlier (as Percentage of Its Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	100.000%*
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
70.000%	100.000%*
65.000%	100.000%
60.000%	100.000%
59.999%	59.999%
50.000%	50.000%
25.000%	25.000%
12.500%	12.500%
0.000%	0.000%

*Does not include the final coupon

As shown in the table above, if the notes have not been redeemed:
• If the final underlier level of the least performing underlier were determined to be 12.500% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 12.500% of the face amount of your notes.
○ As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 87.500% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).
• If the final underlier level of the least performing underlier were determined to be 200.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes.
○ As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of the least performing underlier over its initial underlier level.

SELECTED RISK FACTORS

Risks Relating to the Structure or Features of the Notes

The Notes Do Not Guarantee Any Return of Principal and You May Lose All of Your Face Amount.

The notes do not guarantee any return of principal. The notes differ from ordinary debt securities in that we will not pay you 100% of the face amount of your notes if the notes are not redeemed and the final underlier level of any underlier is less than its trigger buffer level. In this case, the payment at maturity you will be entitled to receive will be less than the face amount and you will lose 1% of the face amount of your notes for every 1% that the final underlier level of the least performing underlier is less than its initial underlier level. You may lose up to 100% of your investment at maturity. Even with any contingent coupons received prior to maturity, your return on the notes may be negative in this case.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Least Performing Underlier.

If your notes are not redeemed by us and the final underlier level of the least performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the least performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the least performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the least performing underlier.

The Amount Payable on the Notes Is Not Linked to the Levels of the Underliers at Any Time Other Than the Coupon Observation Dates, Including the Determination Date.

The payments on the notes will be based on the closing level of each underlier on the coupon observation dates, including the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the least performing underlier is greater than or equal to its coupon trigger level during the term of the notes other than on a coupon observation date but then decreases on a coupon observation date to a level that is less than its coupon trigger level, the contingent coupon will not be payable for the relevant monthly period. Similarly, if the notes are not redeemed, even if the level of the least performing underlier is greater than or equal to its trigger buffer level during the term of the notes other than on the determination date but then decreases on the determination date to a level that is less than its trigger buffer level, the payment at maturity will be less, possibly significantly less, than it would have been had the payment at maturity been linked to the level of the least performing underlier prior to such decrease. Although the actual level of the least performing underlier on the maturity date or at other times during the term of the notes may be higher than its level on the coupon observation dates, whether each contingent coupon will be payable and the payment at maturity will be based solely on the closing level of the least performing underlier on the applicable coupon observation dates.

You May Not Receive Any Contingent Coupons.

We will not necessarily make periodic coupon payments on the notes. If the closing level of any underlier on a coupon observation date is less than its coupon trigger level, we will not pay you the contingent coupon applicable to that coupon observation date. If on each of the coupon observation dates, the closing level of any underlier is less than its coupon trigger level, we will not pay you any contingent coupons during the term of, and you will not receive a positive return on, the notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on the notes.

Your Return on the Notes Is Limited to the Face Amount Plus the Contingent Coupons, If Any, Regardless of Any Appreciation in the Level of Any Underlier.

You will not participate in any appreciation of the underliers. In addition to any contingent coupon payments received prior to maturity or early redemption, for each $1,000 face amount, at maturity or upon early redemption, you will receive $1,000 plus the final contingent coupon if the closing level of the least performing underlier on the relevant coupon observation date is equal to or greater than its coupon trigger level, regardless of any appreciation in the level of any underlier, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a security, the return of which was directly linked to the performance of any underlier during the term of the notes.

We Are Able to Redeem Your Notes at Our Option.

On each coupon payment date commencing on December 3, 2026 and ending on July 31, 2031, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

The Notes May Be Redeemed Prior to the Maturity Date.

If the notes are redeemed early, the holding period over which you may receive contingent coupon payments may be significantly reduced. It is more likely that we will redeem the notes prior to maturity if we expect that the contingent coupon payments are likely to be payable on most or all of the coupon payment dates during the term of the notes, resulting in a return on the notes which is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are redeemed prior to the maturity date.

The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date.

The coupon for each coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

Since the Notes Are Linked to the Performance of More Than One Underlier, You Will Be Fully Exposed to the Risk of Fluctuations in the Level of Each Underlier.

Since the notes are linked to the performance of more than one underlier, the notes will be linked to the individual performance of each underlier. Because such notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the level of each underlier. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of notes linked to the performance of more than one underlier, the individual performance of each of the underliers would not be combined to calculate your return and the depreciation of any underlier would not be mitigated by the appreciation of the other underliers. Instead, your return would depend on the least performing underlier.

Because the Notes Are Linked to the Performance of the Least Performing Underlier, You are Exposed to Greater Risks of Sustaining a Significant Loss on Your Investment Than if the Notes Were Linked to Just One Underlier.

The risk that you will suffer a significant loss on your investment is greater if you invest in such notes as opposed to substantially similar securities that are linked to the performance of just one underlier. With multiple underliers, it is more likely that the level of one of the underliers will be below its coupon trigger level on a coupon observation date or its trigger buffer level on the determination date, than if the notes were linked to only one underlier. Therefore, it is more likely that you will not receive any contingent coupon payments and suffer a significant loss on your investment.

Higher Contingent Coupon Rates or Lower Barrier Levels Are Generally Associated With Underliers With Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss.

"Volatility" refers to the frequency and magnitude of changes in the level of an underlier. The greater the expected volatility with respect to an underlier on the trade date, the higher the expectation as of the trade date that the level of the underlier could close below its coupon trigger level on a coupon observation date or its trigger buffer level on the determination date, indicating a higher expected risk of non-payment of contingent coupons or loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower trigger buffer level, a lower coupon trigger level or a higher contingent coupon rate) than for similar securities linked to the performance of underliers with lower expected volatility as of the trade date. You should therefore understand that a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower trigger buffer level may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of any underlier can change significantly over the term of the notes. The level of any underlier for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the underlier and the potential to lose some or all of your principal at maturity and to not receive any contingent coupons.

General Risk Factors

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness.

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Are Set on the Trade Date (as Determined by Reference to Our Affiliates’ Pricing Models) Will Be Less Than the Original Issue Price of Your Notes.

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to our affiliates’ pricing models. Such estimated value will be set forth on the front cover of the final pricing supplement. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as will be disclosed on the front cover of the final pricing supplement, our affiliates’ pricing models consider certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our affiliates’ pricing models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that we will determine by reference to our affiliates’ pricing models as of the time the terms of your notes are set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors.

If We Were to Repurchase Your Notes Immediately After the Original Issue Date, the Price You Receive May Be Higher Than the Estimated Value of The Notes.

Assuming that all relevant factors remain constant after the original issue date, the price at which we may initially buy or sell the notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated value on the trade date for a temporary period expected to be approximately 1 month after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes Is Subordinated to the Liabilities of Nomura’s Other Subsidiaries.

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underliers.

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in the underliers, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the underliers may at any time have significantly different views from those of Nomura or its affiliates. For these reasons, you are encouraged to derive information concerning the underliers from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes or any of the component securities.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity.

Any contingent coupons payable on your notes may represent a return that is below the prevailing market rate for other debt securities of comparable maturity that are not linked to an underlier. Consequently, unless the cash settlement amount you receive on the maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Historical Performance of the Underliers Should Not Be Taken as an Indication of Its Future Performance.

The historical levels of the underliers included in this pricing supplement should not be taken as an indication of its future performance. Changes in the levels of the underliers will affect the market value of the notes, but it is impossible to predict whether the levels of the underliers will rise or fall during the term of the notes. The levels of the underliers will be influenced by complex and interrelated political, economic, financial and other factors.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes.

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of futures and/or other derivative instruments linked to the underliers. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the determination date for the notes or in connection with the redemption of the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you. These hedging activities could adversely affect the levels of the underliers and, therefore, the market value of the notes and the cash settlement amount payable on the notes.

We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underliers. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount payable on the notes.

We or one or more of our affiliates may also engage in business with the component securities issuers or trading activities related to the component securities, which may present a conflict of interest between us (or our affiliates) and you.

There Are Potential Conflicts of Interest between You and the Calculation Agent and between You and Our Other Affiliates.

The calculation agent will make important determinations as to the notes. Among other things, the calculation agent will determine the applicable closing levels of the underliers. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes— Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting an underlier has occurred and may also have to determine its closing level in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent may also have to select a substitute index if an underlier is discontinued. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect the cash settlement amount payable on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the cash settlement amount payable on your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the maturity date. If this occurs, you will receive the cash settlement amount, if any, after the originally scheduled stated maturity date but will not receive any additional payment or any interest on such postponed cash settlement amount.

We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock.

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any underlier stocks.

Risks Relating to the Underliers

Changes That Affect the Underliers May Affect the Level of the Underliers and the Market Value of the Notes and the Amount You Will Receive on the Notes and the Amount You Will Receive at Maturity.

The policies of the underlier sponsors of the underliers concerning additions, deletions and substitutions of the stocks included in the underliers, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the level of the underliers. The policies of the underlier sponsors with respect to the calculation of the underliers could also affect the level of the underliers. The underlier sponsors may discontinue or suspend calculation or dissemination of the underliers. Any such actions could affect the level of the underliers and the level of and the return on the notes.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities.

The value of your notes is linked to underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”). Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your Notes Are Linked to the SX5E, Which Is Comprised of Underlier Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, and, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate.

Your notes are linked to the SX5E whose underlier stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the euro/U.S. dollar exchange rate. The amount payable will be based solely upon the overall change in the level of the underlier. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlier stocks are listed that, in turn, may affect the level of the underlier.

An Investment In the Notes Is Subject to Small-capitalization Risks.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products or services. Any of these factors may adversely affect the performance of the RTY and consequently, the return on the notes.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the NDX, Which May Have an Adverse Effect on the Level of the NDX and on Your Notes.

Pursuant to the NDX methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure NDX integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NDX. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the NDX and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes.

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

THE UNDERLIERS

Description of the SX5E

The EURO STOXX 50® Index (“SX5E”) is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page PS-15 of the accompanying Index Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2021 through August 18, 2026. We obtained the closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the SX5E

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the SX5E on any coupon observation date, including the determination date.

Description of the RTY

FTSE Russell Publishes the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page PS-8 of the accompanying Equity Index Product Prospectus Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2021 through August 18, 2026. We obtained the closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the RTY

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the RTY on any coupon observation date, including the determination date.

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.

For more information about the NDX, see “The Nasdaq-100 Index®” beginning on page PS-10 of the accompanying Equity Index Product Prospectus Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing levels from January 1, 2021 through August 18, 2026. We obtained the closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the NDX

The historical levels of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the NDX on any coupon observation date, including the determination date.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a contingent income-bearing pre-paid derivative contract with respect to the underliers. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a contingent income-bearing pre-paid derivative contract with respect to the underliers. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described herein.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or a Derivative Contract — Certain Notes Treated as Prepaid Derivative Contracts” in the accompanying prospectus for a further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or redemption as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to any contingent coupon) and your tax basis in the note. Any such gain or loss will be long-term capital gain or loss if you have held the note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a note generally will equal your cost of the note. In addition, the tax treatment of the contingent coupons is unclear. Although the tax treatment of the contingent coupons is unclear, we intend to treat any contingent coupon, including on the maturity date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus). Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupons is uncertain, to the extent we have a withholding obligation, we intend to withhold U.S. federal income tax on the entire amount of any contingent coupons at a 30% rate (or at a lower rate under an applicable income tax treaty). Even if we do not have a withholding obligation, another withholding agent in the chain of payments may effectuate withholding to the same extent. Any U.S. federal withholding tax should generally be imposed once. We will not pay any additional amounts in respect of any such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underliers or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underliers or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

SUPPLEMENTAL PLAN OF DISTRIBUTION
See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.
Nomura America Finance, LLC will sell to GS&Co., and GS&Co. will purchase from Nomura America Finance, LLC, the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.80% of the face amount.
We have been advised by Nomura Securities International, Inc. that it intends to make a market in the notes. However, neither Nomura Securities International, Inc. nor any of its other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
The notes will not be listed on any securities exchange or interdealer quotation system.